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                                 EXHIBIT 99.1

                                  Amendment
                                      To
Employee Stock Ownership Plan and Trust Agreement For Employees of Sawtek Inc.

          Effective June 18, 1997, the Employee Stock Ownership Plan and Trust Agreement for Employees of Sawtek Inc. (the "ESOP") was amended to permit participants and former participants of the ESOP to direct the trustee of the ESOP to sell a portion of the Sawtek Inc. common stock allocated to such participants' and former participants' company stock account in the ESOP pursuant to this Form S-3 Registration Statement.

          The resolutions adopted by the Board of Directors of Sawtek Inc. with respect to this amendment are as follows:

          RESOLVED, that effective immediately, Section 9.1(a) of the ESOP is deleted, and amended to read in its entirety as follows:

          (a) Except as provided herein, and consistent with any funding policy and method determined by the Employer and consistent with Article IV, to invest, manage and control the Plan assets subject, however, to any direction of an Investment Manager if the Employer should appoint such manager as to all or a portion of the assets of the Plan in accordance with the provision of
                Section 8.1(c), and subject to any direction by a Qualified Participant pursuant to Section 3.7, or a Participant or Former Participant pursuant to subparagraph (e) below.

          RESOLVED, that effective immediately, Section 9.1(e) is added to the ESOP to read in its entirety as follows:

          (e) The Employer may elect from time to time, in its discretion, to permit Participants and Former Participants to direct the Trustee to sell a portion of the shares of Company Stock allocated to the Company Stock Account of such Participant or Former Participant. The Administrator, in its sole discretion, shall promulgate nondiscriminatory rules and procedures to carry out the foregoing. The proceeds of any such sale of shares of Company Stock shall be allocated to the Other Investment Account of the Participant or Former Participant. The Administrator, in its sole discretion, may permit Participants and Former Participants to direct the investment of their Other Investment Account among funds or options designated by the Administrator and in accordance with any rules and procedures established by the Administrator from time to time.